Exhibit 10.2

Magnolia Lane Share Issuance Agreement

Founders Circle Partners, LLC, (“Seller”)
36-42 Main Street
Topsfield, MA 01983

Magnolia Lane Income Fund (“Buyer”)
7 Grove St. Ste 202

Topsfield, Mass 01983

_____________

Re: Issuance of MIFC Shares to acquire property

To whom it may concern:

This letter agreement (“Agreement”) summarizes our recent telephone conversations and meetings regarding the sale of all consideration of the ownership interest held by Founders Circle Partners, LLC as it relates to the property and improvements at 36-42 Main Street, Topsfield, Mass, and all other assets of th limited liability company organized and existing under the laws of the state of Massachusetts.

In consideration of the premises and the mutual covenants and conditions herein contained, we hereby agree as follows:

1.         Founders Circle Partners, LLC hereby releases to MIFC all of Founders Circle Partners, LLC’s interest and deferred interest to 36-42 Main Street, Topsfield, Mass. The Purchase Price shall be payable as follows: Buyer agrees to issue of Magnolia Lane in the amount of 170,831 shares that are restricted shares that have been valued at $7 per share. Seller agrees to take on all risk and reward of the shares after this date and moving forward.

2.         Seller agrees to keep all information about the Company, its products and services which he has learned during the course of his membership therein (“Confidential Information”) strictly confidential. Seller will not disclose any Confidential Information to a third party, or use any Confidential Information for any purpose, at any time. Seller will promptly, but in no event later than 15 days after the execution and delivery of this Agreement, return to the Company any Confidential Information now in his possession.

3.         By their respective signatures below, each of Seller and Buyer (the “Releasing Party”) hereby irrevocably and unconditionally releases the other party and the Company, and their respective successors and assigns, from any action, claim, liability, cause of action, debt, obligation, agreement or promise whatsoever, known or unknown, that the Releasing Party ever had, now have or may now or hereafter have against the other party or the Company, or which the Releasing Party may owe to any of them, from the beginning of the world to and including the date of this agreement, provided that Seller and Buyer duly perform their respective obligations under this Agreement.

4.         This agreement contains our entire agreement on this subject, supersedes any and all prior agreements and understandings, and may not be changed, withdrawn or revoked except by a written instrument signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, and any action, claim or proceeding brought hereunder shall be commenced exclusively in the federal or state courts located in such State.

Please confirm, by signing this letter in the space below, your agreement to the foregoing. Kindly return an original signed counterpart of this Agreement for my records.

Very truly yours,

Duly Authorized
Magnolia Lane Income Fund President
8/11/16

ACCEPTED AND AGREED TO:

Duly Authorized
Founder Circle Partners, LLC
Managing Partner
8/11/16